Exhibit 99.1

DJO Investor/Media Contact:

DJO Global, Inc.

Matt Simons

SVP Business Development and Investor Relations

760.734.5548

matt.simons@DJOglobal.com

FOR IMMEDIATE RELEASE

DJO GLOBAL ANNOUNCES FINANCIAL RESULTS FOR THIRD QUARTER 2011

SAN DIEGO, CA, November 2, 2011 — DJO Global, Inc. (“DJO” or the “Company”), a leading global provider of medical device solutions for musculoskeletal health, vascular health and pain management, today announced financial results for its operating subsidiary, DJO Finance LLC (“DJOFL”), for the third quarter of fiscal 2011, ended October 1, 2011.

Third Quarter Results

DJOFL achieved net sales for the third quarter of 2011 of $263.1 million, reflecting growth of 12.7 percent compared to net sales of $233.6 million for the third quarter of 2010. Net sales for the third quarter of 2011 were favorably impacted by changes in foreign currency exchange rates compared to the rates in effect in the third quarter of 2010.  Excluding the impact of foreign exchange rate changes (“constant currency”), net sales for the third quarter of 2011 increased 10.7 percent compared to net sales for the third quarter of 2010.

DJO’s third quarter 2011 included net sales from businesses recently acquired, as follows: Elastic Therapy, Inc. (“ETI”), acquired on January 4, 2011, Circle City Medical (“Circle City”), acquired on March 10, 2011 and Dr. Comfort (“DRC”), acquired on April 7, 2011. On a pro forma basis, as if the acquisitions of ETI, Circle City and DRC had all closed on January 1, 2010, DJO net sales for the current quarter would reflect pro forma growth of 1.4 percent over pro forma net sales of $259.4 million for the third quarter of 2010. In constant currency, net sales for the current quarter were approximately flat with pro forma net sales in the third quarter of 2010. Sales to customers in the United States by all of the acquired businesses are included within the Company’s Bracing and Vascular segment, and sales to international customers are included within the Company’s International segment.

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For the third quarter of 2011, DJOFL reported a net loss attributable to DJOFL of $25.8 million, compared to a net loss of $7.7 million for the third quarter of 2010. As detailed in the attached financial tables, the results for the current and prior year third quarter periods were impacted by significant non-cash items, non-recurring items and other adjustments.

The Company defines Adjusted EBITDA as net (loss) income attributable to DJOFL plus interest expense, net, income tax expense (benefit), and depreciation and amortization, further adjusted for certain non-cash items, non-recurring items and other adjustment items as permitted in calculating covenant compliance under the Company’s senior secured credit facility and the indentures governing its 10.875% and 7.75% senior notes and its 9.75% senior subordinated notes. Reconciliation between net loss and Adjusted EBITDA is included in the attached financial tables.

Adjusted EBITDA for the third quarter of 2011 was $61.0 million, or 23.2 percent of net sales, approximately flat with Adjusted EBITDA of $61.3 million, or 26.2 percent of net sales, for the third quarter of 2010. Adjusted EBITDA for the third quarter of 2011 includes $0.5 million related to favorable changes in foreign currency exchange rates compared to the rates in effect in the third quarter of 2010. Adjusted EBITDA and Adjusted EBITDA as a percentage of net sales (Adjusted EBITDA margin) in the current third quarter period were unfavorably impacted, compared to the third quarter of 2010, by certain changes in product mix, net freight expense and pricing, all of which reduced gross profit as a percentage of net sales, and also by certain operating expense investments made in the Company’s commercial infrastructure. On September 30, 2011, the Company announced a leadership transition for its U.S. commercial organization and that the Company had taken steps to reduce its operating expenses to better match current global market conditions and to make funds available to invest in future growth opportunities. These actions are expected to reduce the Company’s annualized operating expense run rate by $4 - 5 million, beginning in the fourth quarter of 2011.

For the twelve month period ended October 1, 2011 (LTM), Adjusted EBITDA was $285.6 million, or 26.3 percent of LTM pro forma net sales of $1,086.8 million, including LTM pre-acquisition Adjusted EBITDA from recently acquired businesses of $15.4 million and future cost savings expected to be achieved related to the acquired businesses of $8.3 million.

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As of October 1, 2011, the Company had cash balances of $39.3 million and available liquidity of $77.0 million under its revolving line of credit.

“Although many parts of our business performed quite well in the third quarter,” said Mike Mogul, DJO’s president and chief executive officer, “ these wins were largely offset by headwinds in certain of our markets that are constraining our total net revenue growth.

“We are seeing exciting early success with new products recently launched, including our VenaFlow Elite™ dynamic compression therapy pump used to combat Deep Vein Thrombosis, our Reaction™ knee brace for patients with anterior knee pain and our Exos range of upper extremity products incorporating thermoformable polymer technology, all within our Bracing and Vascular segment, our first-to-market Compex® wireless muscle stimulator and our Shockwave™ clinical device in our International segment and our Turon™ shoulder product in our Surgical Implant segment. We expect that these new products, and other important new products we intend to launch in the first quarter of 2012, will make strong contributions to accelerating DJO’s future revenue growth.

“Many other parts of our business also continue to perform quite well, with net sales growth compared to the prior year in the mid-single digits or higher, such as spinal stimulation, which continues to grow faster than we believe the market is growing, several product lines within our Chattanooga business, which are benefitting from our increasing penetration of the long-term care market segment, our shoulder portfolio within our Surgical Implant segment, which, including the new Turon product and our Reverse® Shoulder Prosthesis, delivered very strong growth in net sales of over 25% in the third quarter, and several markets within our International segment where we are either increasing our penetration of new market segments or taking market share.

“Offsetting these highlights, certain of our businesses continue to face significant market headwinds. Our business that is currently the most impacted is our Empi business, which saw net sales decline by $4.4 million in the third quarter as compared to net sales in the prior year third quarter period.   The decline in Empi revenue is primarily due to unfavorable decisions made by certain third party payors related to insurance pricing for certain products and a reported decrease in patient visits to physical therapy clinics, where many of the Empi products

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are dispensed.  Sales of hip and knee products within our Surgical Implant segment also declined by $1.4 million in the third quarter compared to the prior year period due to poor market conditions and the loss of certain customers. The aggregate decline in revenue in our Empi and surgical hip and knee businesses reduced the Company’s total revenue growth in the quarter by 240 basis points.

“Although there may not be short-term fixes available for each of these challenges, we are approaching anniversary dates for some of the Empi reimbursement changes, which will make future year-over-year sales comparisons more favorable, and we have other strategies in place, which should positively impact the Empi business and the surgical hip and knee business in the medium to long-term.

“In the four months since I joined DJO, I have become increasingly optimistic about the depth and breadth of opportunities available to add value to our customers and to accelerate DJO’s revenue growth. We see many opportunities to improve commercial execution, to develop new products and services and to expand our market penetration with our strong commercial footprint. We expect these opportunities to positively impact our reported growth rates in the very near future.”

Sales by Business Segment

With the addition of the recent acquisitions, DJO’s Bracing and Vascular segment reported over 29% sales growth in the third quarter of 2011, compared to the third quarter of 2010. On a pro forma basis, as if all of the acquisitions had closed at the beginning of the third quarter in 2010, current quarter revenue in the Bracing and Vascular segment increased 0.7% compared with the third quarter of the prior year.

Primarily as a result of declining sales within the Empi business, sales for the Recovery Sciences segment contracted by 4.6% compared to the third quarter of 2010.

Third quarter sales within our International segment were strong at $64.5 million, growing 17.3% over the prior year period. This result included the international component of the ETI and DRC acquisitions, as well as approximately $4.5 million of favorable foreign exchange benefit. In constant currency, and on a pro forma basis for the acquisitions, growth over the prior year third quarter was 3.1%.

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Surgical Implant segment sales were $15.2 million in the third quarter, growing 4.6% over the third quarter of 2010.

Nine Month Results

DJOFL achieved net sales of $790.6 million for the first nine months of 2011, reflecting growth of 10.4 percent compared to net sales of $716.2 million for the first nine months of 2010. Net sales for the first nine months of 2011 were favorably impacted by changes in foreign currency exchange rates compared to the rates in effect in the first nine months of 2010.  The first nine months of 2011 included 191 shipping days compared to 192 days in the first nine months of 2010. In constant currency, average daily sales for the first nine months of 2011 increased 9.3 percent compared to average daily sales for the first nine months of 2010.

DJO’s first nine months of 2011 included net sales from businesses recently acquired. On a pro forma basis, as if the acquisitions of ETI, Circle City and DRC had closed on January 1, 2010, DJO net sales would have been $811.3 million for the first nine months of 2011 and $795.2 million for the first nine months of 2010, reflecting pro forma growth in average daily sales for the first nine months of 2011 of 2.6 percent, or 1.0 percent in constant currency, over pro forma average daily sales in the first nine months of 2010.

For the first nine months of 2011, DJOFL reported a net loss attributable to DJOFL of $66.3 million, compared to a net loss attributable to DJOFL of $41.1 million for the first nine months of 2010. As detailed in the attached financial tables, the results for the current and prior year nine month periods were impacted by significant non-cash items, non-recurring items and other adjustments.

Adjusted EBITDA for the first nine months of 2011 was $189.8 million, or 24.0 percent of net sales, compared to Adjusted EBITDA of $190.2 million, or 26.6 percent of net sales, for the first nine months of 2010. Adjusted EBITDA for the first nine months of 2011 includes $1.4 million related to favorable changes in foreign currency exchange rates compared to the rates in effect for the first nine months of 2010.

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Conference Call Information

DJO has scheduled a conference call to discuss this announcement beginning at 1 PM, Eastern Time today, November 2, 2011. Individuals interested in listening to the conference call may do so by dialing (866) 394-8509 (International callers please use (706) 643-6833), using the reservation code 22322226.  A telephone replay will be available for 48 hours following the conclusion of the call by dialing (855) 859-2056 and using the above reservation code.  The live conference call and replay will be available via the Internet at www.DJOglobal.com.

About DJO Global

DJO Global is a leading global developer, manufacturer and distributor of high-quality medical devices that provide solutions for musculoskeletal health, vascular health and pain management. The Company’s products address the continuum of patient care from injury prevention to rehabilitation after surgery, injury or from degenerative disease, enabling people to regain or maintain their natural motion. Its products are used by orthopedic specialists, spine surgeons, primary care physicians, pain management specialists, physical therapists, podiatrists, chiropractors, athletic trainers and other healthcare professionals. In addition, many of the Company’s medical devices and related accessories are used by athletes and patients for injury prevention and at-home physical therapy treatment. The Company’s product lines include rigid and soft orthopedic bracing, hot and cold therapy, bone growth stimulators, vascular therapy systems and compression garments, therapeutic shoes and inserts, electrical stimulators used for pain management and physical therapy products. The Company’s surgical division offers a comprehensive suite of reconstructive joint products for the hip, knee and shoulder. DJO Global’s products are marketed under a portfolio of brands including Aircast®, Chattanooga, CMF™, Compex®, DonJoy®, Empi®, ProCare®, DJO® Surgical and Dr. Comfort®. For additional information on the Company, please visit www.DJOglobal.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements relate to, among other things, the Company’s expectations for its businesses relative to current market conditions and global economic conditions; its

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opportunities to improve commercial execution, to develop new products and services and to expand its market penetration; the impact from the Company’s acquisition strategy on revenue growth and profitability and future cost savings expected to be achieved related to the acquisitions; and the impact from steps taken to reduce operating expenses to better match current global market conditions and to make funds available to invest in future growth opportunities. The words “believe,” “will,” “should,” “expect,” “intend,” “estimate” and “anticipate,” variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not a forward-looking statement. These forward-looking statements are based on the Company’s current expectations and are subject to a number of risks, uncertainties and assumptions, many of which are beyond the Company’s ability to control or predict. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. The important factors that could cause actual operating results to differ significantly from those expressed or implied by such forward-looking statements include, but are not limited to; the successful execution of the Company’s business strategies relative to its Bracing and Vascular, Recovery Sciences, International and Surgical Implant segments; the continued growth of the markets the Company addresses and any impact on these markets from changes in global economic conditions; the successful execution of the Company’s sales and acquisition strategies; the Company’s highly leveraged financial position resulting primarily from the indebtedness incurred in connection with the November 2007 merger of ReAble Therapeutics, Inc. and DJO Global, (the “DJO Merger”), recent notes offering, and other recent acquisitions; the impact on the Company and its customers from changes in global credit markets; the impact of potential reductions in reimbursement levels by Medicare and other governmental and commercial payors; the Company’s ability to successfully develop, license or acquire, and timely introduce and market new products or product enhancements; risks associated with the implementation of the Company’s new ERP system; risks relating to the Company’s international operations; resources needed and risks involved in complying with government regulations and in developing and protecting intellectual property; the impact of a previously-announced pending government investigation and related private lawsuit concerning industry reimbursement and marketing practices in the bone growth stimulation market; the availability and sufficiency of insurance coverage for pending and future product liability claims, including multiple lawsuits related to the Company’s cold therapy products and its discontinued pain pump business; and the effects of healthcare reform, Medicare competitive bidding, managed

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care and buying groups on the prices of the Company’s products. These and other risk factors related to DJO are detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, filed on March 3, 2011 with the Securities and Exchange Commission. Many of the factors that will determine the outcome of the subject matter of this press release are beyond the Company’s ability to control or predict.

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DJO Finance LLC

Unaudited Condensed Consolidated Statements of Operations

(In thousands)

	Three Months Ended		Nine Months Ended
	October 1, 2011	October 2, 2010	October 1, 2011	October 2, 2010

Net sales	$263,118	$233,559	$790,615	$716,162
Cost of sales (exclusive of amortization, see note 1)	107,463	84,147	311,709	256,066
Gross profit	155,655	149,412	478,906	460,096

Operating expenses:
Selling, general and administrative	115,854	102,672	361,761	330,060
Research and development	6,477	5,892	19,721	16,923
Amortization of intangible assets	24,435	19,403	69,373	58,128
	146,766	127,967	450,855	405,111
Operating income	8,889	21,445	28,051	54,985

Other income (expense):
Interest expense	(42,764)	(37,240)	(126,320)	(114,867)
Interest income	77	92	240	232
Loss on modification of debt	—	—	(2,065)	(1,096)
Other income (expense), net	(6,004)	4,981	(1,551)	2,460
	(48,691)	(32,167)	(129,696)	(113,271)
Loss before income taxes	(39,802)	(10,722)	(101,645)	(58,286)
Income tax benefit	14,096	3,191	36,055	17,983
Net loss	(25,706)	(7,531)	(65,590)	(40,303)
Net income attributable to noncontrolling interests	(58)	(184)	(668)	(827)
Net loss attributable to DJO Finance LLC	$(25,764)	$(7,715)	$(66,258)	$(41,130)

Note 1 — Cost of sales is exclusive of amortization of intangible assets of $9,688 and $28,831 for the three and nine months ended October 1, 2011, and $9,230 and $27,211 for the three and nine months ended October 2, 2010, respectively.

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DJO Finance LLC

Unaudited Condensed Consolidated Balance Sheets

(In thousands)

	October 1, 2011	December 31, 2010
Assets
Current assets:
Cash and cash equivalents	$39,323	$38,132
Accounts receivable, net	155,863	145,523
Inventories, net	138,045	103,100
Deferred tax assets, net	44,985	48,061
Prepaid expenses and other current assets	24,825	23,419
Total current assets	403,041	358,235
Property and equipment, net	99,002	85,020
Goodwill	1,354,948	1,188,887
Intangible assets, net	1,174,701	1,110,841
Other assets	40,522	36,807
Total assets	$3,072,214	$2,779,790

Liabilities and Equity
Current liabilities:
Accounts payable	$51,764	$48,947
Accrued interest	52,855	15,578
Current portion of debt and capital lease obligations	8,821	8,821
Other current liabilities	91,412	81,709
Total current liabilities	204,852	155,055
Long-term debt and capital lease obligations	2,133,161	1,816,291
Deferred tax liabilities, net	271,423	289,913
Other long-term liabilities	15,513	11,712
Total liabilities	2,624,949	2,272,971

Commitments and contingencies

Equity:
DJO Finance LLC membership equity:
Member capital	833,870	830,994
Accumulated deficit	(391,065)	(324,807)
Accumulated other comprehensive income (loss)	1,762	(2,048)
Total membership equity	444,567	504,139
Noncontrolling interests	2,698	2,680
Total equity	447,265	506,819
Total liabilities and equity	$3,072,214	$2,779,790

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DJO Finance LLC

Unaudited Segment Information

(In thousands)

	Three Months Ended		Nine Months Ended
	October 1, 2011	October 2, 2010	October 1, 2011	October 2, 2010
Net sales:
Bracing and Vascular (1)	$101,452	$78,156	$281,687	$232,087
Recovery Sciences	81,956	85,884	253,335	257,361
International	64,475	54,960	207,423	179,979
Surgical Implant	15,235	14,559	48,170	46,735
	$263,118	$233,559	$790,615	$716,162
Gross Profit:
Bracing and Vascular (1)	$52,997	$42,521	$149,593	$127,865
Recovery Sciences	61,573	66,753	191,836	195,773
International	36,472	30,697	118,376	106,097
Surgical Implant	10,698	10,258	34,239	34,533
Expenses not allocated to segments and eliminations	(6,085)	(817)	(15,138)	(4,172)
	$155,655	$149,412	$478,906	$460,096
Operating Income:
Bracing and Vascular (1)	$18,844	$17,188	$54,339	$50,428
Recovery Sciences	21,392	30,962	68,892	85,441
International	11,723	9,752	40,790	40,787
Surgical Implant	827	401	2,230	4,545
Expenses not allocated to segments and eliminations	(43,897)	(36,858)	(138,200)	(126,216)
	$8,889	$21,445	$28,051	$54,985

(1)          During the first quarter of 2011, we changed the name of our Bracing and Supports segment to Bracing and Vascular to reflect the addition of our recent acquisitions, which have increased our focus on the vascular market. This segment includes the U.S. results of operations attributable to Dr. Comfort, ETI, and Circle City, from their respective dates of acquisition. This change had no impact on previously reported segment information.

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DJO Finance LLC

Adjusted EBITDA

For the Three Months and Nine Months Ended October 1, 2011 and October 2, 2010

and the Twelve Months Ended October 1, 2011

(unaudited)

Our Senior Secured Credit Facility, consisting of an $845.2 million term loan and a $100.0 million revolving credit facility, under which $23.0 million was outstanding as of October 1, 2011, and the Indentures governing our $675.0 million and $300.0 million of 10.875% and 7.75% senior notes, respectively, and $300.0 million of 9.75% senior subordinated notes represent significant components of our capital structure. Under our Senior Secured Credit Facility, we are required to maintain specified senior secured leverage ratios, which become more restrictive over time, and which are determined based on our Adjusted EBITDA. If we fail to comply with the senior secured leverage ratio under our Senior Secured Credit Facility, we would be in default. Upon the occurrence of an event of default under the Senior Secured Credit Facility, the lenders could elect to declare all amounts outstanding under the Senior Secured Credit Facility to be immediately due and payable and terminate all commitments to extend further credit. If we were unable to repay those amounts, the lenders under the Senior Secured Credit Facility could proceed against the collateral granted to them to secure that indebtedness. We have pledged a significant portion of our assets as collateral under the Senior Secured Credit Facility. Any acceleration under the Senior Secured Credit Facility would also result in a default under the Indentures governing the notes, which could lead to the note holders electing to declare the principal, premium, if any, and interest on the then outstanding notes immediately due and payable. In addition, under the Indentures governing the notes, our ability to engage in activities such as incurring additional indebtedness, making investments, refinancing subordinated indebtedness, paying dividends and entering into certain merger transactions is governed, in part, by our ability to satisfy tests based on Adjusted EBITDA. Our ability to meet the covenants specified above will depend on future events, many of which are beyond our control, and we cannot assure you that we will meet those covenants.

Adjusted EBITDA is defined as net income (loss) attributable to DJO Finance LLC plus interest expense, net, income tax expense (benefit), and depreciation and amortization, further adjusted for certain non-cash items, non-recurring items and other adjustment items as permitted in calculating covenant compliance and other ratios under the Company’s Senior Secured Credit Facility and the Indentures governing its 10.875% and 7.75% senior notes and its 9.75% senior subordinated notes. We believe that the presentation of Adjusted EBITDA is appropriate to provide additional information to investors about the calculation of, and compliance with, certain financial covenants and other ratios in our Senior Secured Credit Facility and the Indentures. Adjusted EBITDA is a material component of these calculations.

Adjusted EBITDA should not be considered as an alternative to net income (loss) or other performance measures presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), or as an alternative to cash flow from operations as a measure of our liquidity. Adjusted EBITDA does not represent net income (loss) or cash flow from operations as those terms are defined by GAAP and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. In particular, the definition of Adjusted EBITDA under our Senior Secured Credit Facility and the Indentures allows us to add back certain non-cash, extraordinary, unusual or non-recurring charges that are deducted in calculating net income (loss). However, these are expenses that may recur, vary greatly and are difficult to predict. While Adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements, Adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to the potential inconsistencies in the method of calculation.

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The following table provides reconciliation between net loss and Adjusted EBITDA:

	(unaudited)
	Three Months Ended		Nine Months Ended		Twelve Months Ended
(In thousands)	October 1, 2011	October 2, 2010	October 1, 2011	October 2, 2010	October 1, 2011
Net loss attributable to DJO Finance LLC	$(25,764)	$(7,715)	$(66,258)	$(41,130)	$(77,660)
Interest expense, net	42,687	37,148	126,080	114,635	166,316
Income tax benefit	(14,096)	(3,191)	(36,055)	(17,983)	(52,327)
Depreciation and amortization	32,008	25,924	90,678	77,754	116,443
Non-cash charges (a)	5,619	659	12,445	2,657	13,248
Non-recurring and integration charges (b)	12,729	11,406	52,902	49,249	63,828
Other adjustment items, before adjustments applicable for the twelve month period only (c)	7,847	(2,971)	9,970	4,980	32,102
Adjusted EBITDA before other adjustment items applicable for the twelve month period only					261,950

Other adjustment items applicable for the twelve month period only (d)
Pre-acquisition Adjusted EBITDA					15,415
Future cost savings					8,273
Adjusted EBITDA	$61,030	$61,260	$189,762	$190,162	$285,638

(a)          Non-cash charges are comprised of the following:

	Three Months Ended		Nine Months Ended		Twelve Months Ended
(In thousands)	October 1, 2011	October 2, 2010	October 1, 2011	October 2, 2010	October 1, 2011
Stock compensation expense	$369	$444	$1,700	$1,309	$2,279
Impairment of Chattanooga assets held for sale	—	—	350	1,147	350
Purchase accounting adjustments	5,014	—	9,972	—	9,972
Loss on disposal of assets, net	236	215	423	201	647
Total non-cash charges	$5,619	$659	$12,445	$2,657	$13,248

(b)         Non-recurring and integration charges are comprised of the following:

	Three Months Ended		Nine Months Ended		Twelve Months Ended
(In thousands)	October 1, 2011	October 2, 2010	October 1, 2011	October 2, 2010	October 1, 2011
Integration charges:
U.S. commercial sales and marketing reorganization	$243	$2,546	$1,861	$8,882	$2,371
Chattanooga integration	—	567	127	8,118	945
CEO transition	700	—	4,187	—	4,187
Acquisition related expenses and integration (1)	697	—	8,159	—	8,159
Other integration	4,001	1,635	7,176	4,933	8,475
Litigation costs and settlements, net	1,302	1,982	4,520	4,496	7,585
Additional product liability insurance (2)	20	—	3,322	11,138	3,322
ERP implementation	5,766	4,676	23,550	11,682	28,784
Total non-recurring and integration charges	$12,729	$11,406	$52,902	$49,249	$63,828

(1)          Consists of direct acquisition costs and integration expenses related to the Dr. Comfort, ETI and Circle City acquisitions.

(2)          Primarily consists of insurance premiums related to a supplemental five-year extended reporting period for product liability claims related to discontinued pain pump products and certain cold therapy products, for which annual insurance coverage was not renewed.

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(c)          Other adjustment items are comprised of the following:

	Three Months Ended		Nine Months Ended		Twelve Months Ended
(In thousands)	October 1, 2011	October 2, 2010	October 1, 2011	October 2, 2010	October 1, 2011
Blackstone monitoring fees	$1,750	$1,750	$5,250	$5,250	$7,000
Noncontrolling interests	58	184	668	827	698
Loss on modification and extinguishment of debt (1)	—	—	2,065	1,096	20,767
Other (2)	6,039	(4,905)	1,987	(2,193)	3,637
Total other adjustment items	$7,847	$(2,971)	$9,970	$4,980	$32,102

(1)          Loss on modification of debt for the nine months ended October 1, 2011 is comprised of fees and expenses associated with the February 2011 amendment of our Senior Secured Credit Facility, which increased the total net leverage ratio limitation in the permitted acquisitions covenant from 6.0x to 7.0x, and deemed the ETI acquisition to have been made as a permitted acquisition. Loss on modification of debt for the nine months ended October 2, 2010 is comprised of $1.1 million of fees and expenses related to the prepayment of $101.5 million of our term loan in January 2010. The twelve months ended October 1, 2011 also included $13.0 million of premiums, $4.3 million for non-cash write-off of unamortized debt issuance costs and $1.4 million of fees and expenses associated with the redemption of our $200 million of 11.75% senior subordinated notes in October 2010.

(2)          Other adjustments consist primarily of net realized and unrealized foreign currency transaction gains and losses.

(d)         Other adjustment items applicable for the twelve month period only include pre-acquisition Adjusted EBITDA and future cost savings related to the acquisitions of Dr. Comfort, ETI, and Circle City.

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